Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-87934

Prospectus Supplement No. 4 to Prospectus dated May 20, 2002
MARTEK BIOSCIENCES CORPORATION

1,776,306 Shares of Common Stock

     This prospectus supplement will be used by the holders of Martek common stock, par value $.10 per share, listed below to resell their shares of our common stock. You should read this prospectus supplement together with the prospectus dated May 20, 2002, which is to be delivered with this prospectus supplement.

     The table below supplements the information set forth under the caption Selling Stockholders in the Prospectus and, to the extent inconsistent with, amends the table appearing under the caption Selling Stockholders in the Prospectus. The Selling Stockholders named below acquired in a transfer for which no additional consideration was received in the aggregate 4,886 shares of Martek common from Wachovia Bank, N.A., a Selling Stockholder named in the Prospectus, in its capacity as escrow agent, in connection with the closing of the Martek Escrow Agreement dated April 25, 2002 by and between Martek, OmegaTech, Inc., Wachovia Bank, N.A. and Robert Zuccaro, acting by virtue of the Agreement and Plan of Merger dated as of March 25, 2002, as amended, as the Stockholders’ Representative (the “Martek Escrow Fund”).

     The following table sets forth the following information with respect to each Selling Stockholder named herein as of May 5, 2003: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock each Selling Stockholder named herein beneficially owned before this offering; (iii) the number of shares of common stock the Selling Stockholder named herein is offering; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder named herein will beneficially own after the Selling Stockholder sells all of the shares in this offering. Except as set forth in the table below, none of the Selling Stockholders named herein has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek. Based on the number of shares of common stock outstanding as of April 30, 2003, no Selling Stockholder listed herein will beneficially hold more than 1% of Martek’s common stock after the offering.

	Number of Shares			Number of Shares
	Beneficially		Number of	Beneficially
	Owned Before the		Shares	Owned After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Kent Meager	85,211		85,211	0
Mark A. Braman(2)	49,918		49,918	0
Robert M. Di Scipio(3)	35,931	(4)	27,872	8,059
Richard Green, Jr.	21,833		21,833	0
Michael Klacik(5)	16,970		16,970	0
James Flatt(6)	39,956	(7)	15,732	24,224
William R. Barclay	100,963	(8)	83,467	17,496
Howard S. Tuthill III as Trustee of the 1997 William F. Glavin Family Trust dated 12/24/97, and all successor Trustees	11,243		11,243	0
Ursula Abel	89		89	0
Patricia Abril	89		89	0
Ruben Abril	7,834	(9)	3,239	4,595
Affaires Financieres S.S., Zurich Switzerland	1,220		1,220	0
John C. Arbeznik	5,089	(10)	89	5,000
Amy Ashford	89		89	0
Thomas V. Ayoub and Christine D. Dombrowski	2,011		1,011	1,000
E. Marie Backgren	89		89	0
Banca Del Gottardo	5,648		5,648	0
Bank Julius Baer & Co. Ltd.	14,552		14,552	0
Banque SCS Alliance SA	3,053		3,053	0
BIM Azionario Globale	1,308		1,308	0
BIM Bilanciato	1,308		1,308	0
Pierangelo Bottinelli	595		595	0
Michele Boutard	89		89	0
Alexander Braman(11)	44		44	0
Benjamin Braman(11)	44		44	0
David Braman(11)	89		89	0
Lauren Braman(11)	44		44	0
Matthew Braman(11)	44		44	0
Nicole Braman(11)	44		44	0
Keith Brenner and Betsy Hitchcock	3,428	(12)	44	3,384
BSI SA	4,361		4,361	0
CBG Compagnie Bancaire Geneve	11,867		11,867	0
Don D. Cha	89		89	0
Carlo W. Colesanti	173		173	0
Colorado Business Bankshares, Inc.	169		169	0
Michael M. Connors and Julia B. Connors	9,162		9,162	0

	Number of Shares			Number of Shares
	Beneficially		Number of	Beneficially
	Owned Before the		Shares	Owned After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Craig B. Costigan and Laura S. Costigan	1,011		1,011	0
Henry Andrus Cote, Elizabeth Ann Meager Custodian UTMA for Henry Andrus Cote	660		660	0
Rebecca Ann Cote, Elizabeth Ann Meager Custodian UTMA for Rebecca Ann Cote	660		660	0
Esperia Performance Fund	609		609	0
Robert R. Cutler	89		89	0
Suzette Davenport	89		89	0
Stephanie D. Clark	89		89	0
Dean Witter Reynolds, Inc. Cust. For Wayne Sander IRA Rollover	871		871	0
Meg Bond	1,746		1,746	0
Mark S. DeWaele	505		505	0
Robert H. Driver(13)	8,114		89	8,025
William J. and Maybeth Fessler	454		454	0
Fidurhone S.A.(14)	2,267		2,267	0
Tony D. Fiest	3,494		3,494	0
Fin-Sirio SRL	609		609	0
Garfin S.P.A	6,107		6,107	0
Gerlach & Co.	456		456	0
Gilde Europe Food & Agribusiness Fund B.V	47,413		47,413	0
William B. Glavin, Jr. & Linda B. Glavin	1,522	(15)	981	541
Louis T. Hagopian	871		871	0
Patricia Hughes	89		89	0
Wintrhop D. Johnson and Cinda H. Johnson	2,680	(16)	2,680	0
Willi Kahllhammer	44		44	0
Tanis D. Kleckler	89		89	0
Knollwood Investments, LLC	5,836		5,836	0
Eugene A. Kohn	252		252	0
Jack Kohn	89		89	0
Steven A. Kohn	252		252	0
Merrily T. Krauser	522		522	0
Christina M. Kruzel Wasik	1,252		1,252	0
LB Swiss Privatbank AG Zurich	29		29	0
Lord Howard of Penrith	609		609	0

	Number of Shares			Number of Shares
	Beneficially		Number of	Beneficially
	Owned Before the		Shares	Owned After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Stuart Lovejoy	1,772		1,772	0
Gerald M. Luff and Kathryn M. Luff	1,111		1,011	100
Norma Foster Maddy 1997 Revocable Trust	26,038		26,038	0
Maerki Baumann & Co. AG	29		29	0
Mark L. McCann	454		454	0
Deanna McCarthy	89		89	0
Brian S. McClatchy and Joanne G. McClatchy	252		252	0
Amanda Katherine McKee	89		89	0
Kevin M. McMahon	505		505	0
Benjamin M. Meager	662		662	0
John Meager	1,746		1,746	0
Kate E. Meager	662		662	0
Tucker S. Meager	662		662	0
Richard K. Merchant	89		89	0
Mickelson Partners, LLC	2,287	(17)	1,746	541
Morris D. Milam, Jr.	89		89	0
Amy L. Miletich and Joseph E. Kovarik	238		238	0
Barbara A. Miller	1,011		1,011	0
Kiyoshi Murata	2,245		1,518	727
Jeanne Murphy	252		252	0
N.K., Inc.	1,523		1,523	0
The North American Nutrition and Agribusiness Fund, L.P.	57,723		57,723	0
Omer W. Long Ltd. Pension and Profit Sharing Trust	435		435	0
Frank H. Overton, Jr.	89		89	0
Harold A. Parichan and Edna S. Parichan, Trustees of a Living Trust of 1989, UDT November 14, 1989, as amended	3,494		3,494	0
City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O George Graff	608		608	0
Morgan Stanley Inc. C/F Samuel Rosen IRA #0381079R1	609		609	0
Ronald Dwight Pedersen	1,523		1,523	0
PMW Asset Management S.A.	3,053		3,053	0
Rainer Moser	871		871	0
RBB-Bank AG Vienna	6,107		6,107	0

	Number of Shares			Number of Shares
	Beneficially		Number of	Beneficially
	Owned Before the		Shares	Owned After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Michael Rice	89		89	0
Sheridan Ross FBO Stavish 401k Plan	182		182	0
Wayne J. Sander	1,135	(18)	1,135	0
Wayne J. Sander and Fabienne Bouton-Sander	1,135	(19)	1,135	0
Joseph T. Sharkey	303		303	0
Mo Siegel	39,257	(20)	38,716	541
John S. Silvey and Barbara Silvey	16,806		16,806	0
Kelley C. Silvey and Katherine A. Silvey	16,806		16,806	0
Societe Financiere Privee SA	1,220		1,220	0
Walter Stalder	29		29	0
Strategic Research, Development & Assessment, L.L.C	1,523		1,523	0
Robert E. and Christine H. Stubbs	454		454	0
The Valerie Ann Luff Foundation, Gerald M Luff Trustee	1,011		1,011	0
Ellin Todd	3,585		3,585	0
Mike Tompkins	9,898	(21)	6,631	3,267
Mary Van Elswyk	1,589	(22)	89	1,500
Ursula Vollenweider	1,035		1,035	0
Colby Waisath	89		89	0
Joseph T. Waters	1,011		1,011	0
Betsy Wenzel	89		89	0
Matthias Zeitler	44		44	0
Brynne Zuccaro	42,695		42,695	0
Marc Zuccaro	42,694		42,694	0
Robert M. Bearman	1,086		1,086	0
CNF Investments, LLC(23)	293,301	(24)	79,978	213,323
John E. Coonan	16,752	(25)	16,752	0
Charles Schwab & Co. (Custodian) IRA, FBO John E Coonan	16,752	(26)	16,752	0
Mary Beth Coonan, Trustee for John E. Coonan Irrevocable Life Insurance Trust dated August 18, 1986	21,102	(27)	21,102	0
James H. Crooker TTEE FBO Crooker Family Trust	10,447		10,447	0
Michael Delfino	8,702		8,702	0
D. Jon Derksen	2,175		2,175	0
Christine G. Di Scipio(28)	35,931	(29)	27,872	8,059
R. Michael Di Scipio	1,772		1,772	0

	Number of Shares			Number of Shares
	Beneficially		Number of	Beneficially
	Owned Before the		Shares	Owned After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Donald F. Farley	4,275		4,275	0
Howard S. Tuthill III and Lynda B. Glavin as Trustees of the 2001 William F. Glavin, Jr. Family Trust dated 12/22/2001, and all successor Trustees	4,350		4,350	0
George L. Graff	1,086		1,086	0
Mark W. Gregg	1,522		1,522	0
Carolyne Harvey	434		434	0
George C. Holzinger, Jr.	706		706	0
Olav B. Kollevoll, Jr.	434		434	0
Phillip Howard	2,175		2,175	0
Robert C. Jamo	9,950		9,715	235
Cinda H. Johnson	2,680	(30)	2,680	0
Robert & Wanda Kelley Family Trust	10,534		10,534	0
KO-OP XXI Omega LLC	6,301		6,301	0
Alberto Marolda	4,350		4,350	0
Sue Palumbo	434		434	0
Alan L. Talesnick	6,527		6,527	0
Dwight Ronald Testa	216		216	0
Milam Uremovich	2,175		2,175	0
Abhay Varma	935		935	0
C. Thomas Trotter, Jr., Irrevocable Trust, Mary R Trotter, Trustee	4,350		4,350	0
Charles Schwab & Co., Inc. FBO R. Michael Di Scipio, IRA	4,350		4,350	0
Norman A. Meager, Trustee of the Meager Family Trust Dated 9-30-85, as amended	67,539		67,539	0
Timothy S. Meager	10,450		10,450	0
Bruce H. Murphy	1,339		1,339	0
Patrick O’Brien	2,214		2,214	0
Edwin J. O’Mara	5,506		5,506	0
Paul Seymour	3,084		3,084	0
Arthur R. Stapp	781		781	0
Marc Tabah	4,857		4,857	0
Craig A. Weaver	6,651	(31)	2,265	4,386
James L. Zech	5,362		5,362	0
Charles Schwab & Co. Cust. FBO Michael Tompkins	9,898	(32)	6,631	3,267

1.	The share number listed under the column titled “Number of Shares Offered” reflects the aggregate of (i) the Selling Stockholder’s pro rata amount of the 4,886 shares distributed by Wachovia Bank, N.A., as escrow agent for the shares released from the Martek Escrow Fund; (ii) the amount of shares listed in the column titled “Number of Shares Offered” in the Prospectus and the Prospectus Supplement No. 1 dated June 12, 2002, the Prospectus Supplement No. 2 dated August 22, 2002 and the Prospectus Supplement No. 3 dated May 20, 2003 owned by such Selling Stockholder; and (iii) shares beneficially owned by such Selling Stockholder which are offered pursuant to this Prospectus as indicated in the respective footnotes hereto. The “Number of Shares Offered” column does not reflect any sales the Selling Stockholders may have made pursuant to the Prospectus or any supplement thereto.

2.	Mark A. Braman was a former Executive Vice President of Martek.

3.	Robert M. Di Scipio is a former Vice President, Associate General Counsel and Assistant Secretary of Martek.

4.	Includes 3,262 shares owned by Christine G. Di Scipio, his wife.

5.	Michael A. Klacik was a former Director of Business Development of Martek.

6.	James Flatt is Senior Vice President — Research and Development of Martek.

7.	Includes currently exercisable options to purchase 24,224 shares.

8.	Includes currently exercisable options to purchase 17,496 shares.

9.	Includes currently exercisable options to purchase 4,595 shares.

10.	Includes currently exercisable options to purchase 5,000 shares.

11	Alexander, Benjamin, Lauren, Mathew and Nicole are the children of Mark A. Braman, former Executive Vice President of Martek. David Braman is the brother of Mark Braman.

12.	Includes currently exercisable options to purchase 3,384 shares.

13.	Robert H. Driver is a former Vice President — Production of Martek.

14.	Fidurhone S.A., Geneva holds the shares for the benefit of Peter C. Frey.

15.	Includes currently exercisable options to purchase 541 shares.

16.	Includes 2,175 shares in the name of Cinda H. Johnson.

17.	Includes currently exercisable options to purchase 541 shares.

18.	Includes 1,046 shares held in the name of Wayne J. Sander and Fabienne Bouton-Sander.

19.	Includes 89 shares held in the name of Wayne J. Sander.

20.	Includes currently exercisable options to purchase 541 shares.

21.	Includes currently exercisable options to purchase 3,267 shares held in the name of Michael Tompkins. Includes 6,542 shares held in the name of Charles Schwab & Co. Cust. FBO Michael Tompkins, IRA Acct. 8052-6875.

22.	Includes currently exercisable options to purchase 1,500 shares.

23.	Robert J. Flanagan, a director of Martek, is a member of CNF Investments, L.L.C.

24.	Includes currently exercisable options to purchase 10,323 shares held in the name Robert J. Flanagan.

25.	Includes 12,402 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

26.	Includes 4,350 shares of Martek common stock held in the name of John Coonan.

27.	Includes 4,350 shares of Martek common stock held in the name of John Coonan. Includes 12,402 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

28.	Christine G. Di Scipio is the wife of Robert Di Scipio, a former Vice President, Associate General Counsel and Assistant Secretary of Martek.

29.	Includes 32,669 shares held in the name of Robert Di Scipio.

30.	Includes 505 shares to purchase Martek common stock held in the name of Winthrop D. Johnson and Cinda H. Johnson.

31.	Includes currently exercisable options to purchase 4,386 shares.

32.	Includes currently exercisable options to purchase 3,267 shares held in the name of Michael Tompkins. Includes 89 shares held in the name of Michael Tompkins.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 24, 2003